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                                                                 Exhibit (b)(17)


                                                                Loan No. V_04132


                                 PROMISSORY NOTE


$3,400,000.00                                                 August ____, 1999

     FOR VALUE RECEIVED 55 PUBLIC LLC, a Delaware limited liability company, (hereinafter referred to as "Borrower"), promises to pay to the order of MORGAN GUARANTY TRUST COMPANY OF NEW YORK, a New York banking corporation, its successors and assigns (hereinafter referred to as "Lender"), the principal sum of THREE MILLION FOUR HUNDRED THOUSAND DOLLARS ($3,400,000.00), in lawful money of the United States of America, with interest thereon to be computed on the unpaid principal balance outstanding on the first day of the applicable Interest Accrual Period (hereinafter defined) at the Interest Rate (hereinafter defined) in effect for such Interest Accrual Period.

                                 1. DEFINITIONS

     As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Note shall include in the singular number the plural and in the plural number the singular. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Security Instrument (hereinafter defined).

     "Additional Taxes" shall have the meaning set forth in Section 2.1(d) hereof.

     "Adjusted LIBOR Rate" shall mean, at any date of determination, the quotient of (i) the LIBOR Rate then in effect divided by (ii) the difference between (A) 1.0, minus (B) the reserve percentage (expressed as a decimal) applicable during such Interest Accrual Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Accrual Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, any emergency, supplemental or other marginal reserve requirement) of Lender with respect to liabilities or assets consisting of or including "Eurocurrency liabilities" (as such term is defined in Regulation D of the Board) having a term equal to such Interest Accrual Period.

     "Base Rate" shall mean, for any day, the greater of (a) the Prime Rate for such day, and (b) the Federal Funds Rate for such day plus 3.0%.

     "Board" shall mean the Board of Governors of the Federal Reserve System, and any successor thereof.

     "Business Day" shall mean any day other than (a) a Saturday or Sunday, or
(b) a day on which banking and savings and loan institutions in the State of New York are authorized or obligated by law or executive order to be closed, and when used in the context of a Loan bearing interest at the LIBOR Rate, is also a day of trading by and between banks in the London interbank market.

     "Capital Adequacy Rule" shall mean any law, rule or regulation regarding capital adequacy, or any interpretation or administration thereof


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by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency.

     "Disbursement Date" shall mean the date of disbursement of the principal amount (or portion thereof) evidenced by this Note in accordance with Section
20.1 of the Security Instrument.

     "Federal Funds Rate" shall mean, for any date, the rate set forth in the weekly statistical release designated as H.15(519) or any successor publication, published by the Board for such day opposite the caption "Federal Funds Effective." If on the relevant day such rate is not yet so published, the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York for such date under the caption "Federal Funds Effective Rate." If on any relevant date the appropriate rate for such date is not yet published in either of the foregoing publications, the rate for such day will be the arithmetic mean (rounded upwards if necessary, to the nearest 1/100th of one percent) of the rates for the last transaction in overnight Federal Funds arranged prior to 9:00 a.m. (New York City time) on that day by three leading brokers or dealers of Federal Funds transactions in New York City, selected by Lender.

     "First Interest Accrual Period" shall mean the period from and including the Disbursement Date to and including the last day of the calendar month in which the Disbursement Date occurs.

     "Governmental Authority" shall mean, with respect to any person, any federal or state government or other political subdivision thereof and any entity, including any regulatory or administrative authority or court, exercising executive, legislative, judicial, regulatory or administrative or quasi-administrative functions of or pertaining to government, and any arbitration board or tribunal in each case, having jurisdiction over such applicable person or such person's property and any stock exchange on which shares of capital stock of such person are listed or admitted for trading.

     "Interest Accrual Period" shall mean the First Interest Accrual Period and, thereafter, each one (1) month period, which shall be a calendar month.

     "Interest Rate" (i) at all times that the sum of the Adjusted LIBOR Rate plus the LIBOR Margin is equal to any amount less than 9.65% and greater than 8.43%, shall mean the rate per annum (expressed as a percentage) equal to the Adjusted LIBOR Rate plus the LIBOR Margin; (ii) at all times that the sum of the Adjusted LIBOR Rate plus the LIBOR Margin is equal to or less than 8.43%, shall mean 8.43% per annum; (iii) at all times that the sum of the Adjusted LIBOR Rate plus the LIBOR Margin is equal to or greater than 9.65%, shall mean 9.65% per annum; or (iv) if Lender shall exercise its rights under Section 2.5, shall mean the Base Rate.

     "LIBOR Lending Office" shall mean the office of Lender located at Nassau, Bahamas or such other branch (or affiliate) of Lender as Lender may designate as its LIBOR Lending Office.

     "LIBOR Margin" shall mean three and one quarter percent (3.25%) per annum.

     "LIBOR Rate" shall mean the rate of interest (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted to Lender in the London Interbank market at or about 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Accrual Period for the



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offering to Lender of Dollar deposits for such Interest Accrual Period in an amount approximately equal to the aggregate amount of the Loan to be outstanding on the first day of such Interest Accrual Period and with a maturity equal to such Interest Accrual Period.

     "Parent" shall mean, with respect to Lender, any person controlling Lender.

     "Payment" shall have the meaning set forth in Section 2.2(a) hereof.

     "Payment Date" shall mean, with respect to each month after the Disbursement Date, the first calendar day in such month, or if such day is not a Business Day, the next following Business Day.

     "Prime Rate" shall mean a fluctuating interest rate per annum equal to the rate of interest announced publicly in New York, New York, from time to time, as Lender's prime rate. The Prime Rate does not necessarily represent the lowest or best rate actually charged to any customer. Lender may make commercial loans or other loans at rates of interest, at, above or below the Prime Rate.

     "Unscheduled Payments" shall mean (a) all condemnation and insurance proceeds that Borrower is required to apply to the repayment of the Debt pursuant to this Note, the Security Instrument or any other Loan Documents, (b) any funds representing a voluntary or involuntary principal prepayment, and (c) any net proceeds obtained by Lender from the exercise of remedies under this Note, the Security Instrument or the other Loan Documents after the occurrence of an Event of Default.

                                2. PAYMENT TERMS

     Section 2.1 Payments.
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     (a) Payments under this Note, calculated in accordance with the terms hereof, shall be due and payable as follows:

          (i) interest at the Interest Rate in effect for the Interest Accrual Period ending on the day preceding the Payment Date shall be due and payable on the first Payment Date after the Disbursement Date, and on each subsequent Payment Date through and including the Payment Date in August, 2002; thereafter

          (ii) the entire outstanding principal amount of this Note, together with all accrued and unpaid interest, a nonrefundable commitment fee (the "Commitment Fee") in an amount equal to one percent (1%) of the principal balance of this Note disbursed to Borrower pursuant to Section 20.1 of the Security Instrument, and any other charges due hereon shall be due and payable on the Payment Date occurring in September, 2002 (the "Maturity Date").

     (b) Payments shall be paid by Borrower, without set-off or counterclaim, by wire transfer to Lender at 60 Wall Street, New York, New York 10260-0061 or to such other location or account as lender may specify to Borrower from time to time, in federal or other immediately available funds in lawful money of the United States of America, not later than 12:00 noon, New York City time, on each Payment Date. If any payment hereunder or under any of the Loan Documents becomes due and payable on a day other than a Business Day, such payment shall not be payable until the next succeeding Business Day, provided, however, if such next succeeding Business Day falls within the next calendar month, such payment shall be due and payable on the immediately preceding Business Day. If the date for any payments of principal is extended on account of the foregoing or on account of



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operation of law or otherwise, interest thereon shall be payable at the then applicable rate during such extension. Interest on the principal sum of this Note shall be calculated on the basis of the actual number of days elapsed in a three hundred sixty (360) day year.

     (c) Lender shall determine the LIBOR Rate, Base Rate, Prime Rate and Federal Funds Rate as in effect from time to time, and each such determination of the LIBOR Rate, Base Rate, Prime Rate and Federal Funds Rate shall be conclusive and binding absent manifest error.

     (d) Payments made by Borrower under this Note shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called "Additional Taxes"). If any Additional Taxes are required to be withheld from any amounts payable to Lender hereunder or under any of the other Loan Documents, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Additional Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Note.

     Section 2.2 Application of Payments.
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     (a) Each and every payment (a "Payment") made by Borrower to Lender in accordance with the terms of this Note and/or the terms of any one or more of the other Loan Documents and all other proceeds received by Lender with respect to the Debt, shall be applied as follows:

          (1) Payments other than Unscheduled Payments shall be applied (i) first, to all interest (other than Default Rate interest) which shall be due and payable with respect to the Loan pursuant to the terms hereof as of the date the Payment is received (including any unpaid interest and interest thereon to the extent permitted by applicable law), (ii) second, to all charges, Default Rate interest or other premiums and other sums payable hereunder or under the other Loan Documents (other than those sums included in clause (i) of this Section 2.2(a)(1)) in such order and priority as determined by Lender in its sole discretion, and (iii) on the Maturity Date, to the Loan until the Loan has been paid in full.

          (2) Unscheduled Payments shall be applied at the end of the Interest Accrual Period in which such Unscheduled Payments are received as a principal prepayment of the Loan amount to amortize the Loan.

     (b) To the extent that Borrower makes a Payment or Lender receives any Payment or proceeds for Borrower's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the obligations of Borrower hereunder intended to be satisfied shall be revived and continue as if such Payment or proceeds had not been received by Lender.

     Section 2.3 Indemnity. Borrower agrees to indemnify Lender and to hold it harmless from any cost, loss or reasonable expenses which Lender may sustain or incur as a consequence of (a) Borrower making a payment or prepayment of principal on the Loan on a day which is not a Payment Date with respect thereto,
(b) default by Borrower in making any prepayment after Borrower has given a notice of prepayment, and (c) any acceleration of the maturity of the Loan by Lender in accordance with the terms of this



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Note, including, but not limited to, any such reasonable costs, loss or expense arising in liquidating the Loan and from interest or reasonable and customary fees payable by Lender to lenders of funds obtained by it in order to maintain the Loan hereunder.

     Section 2.4 Increased Cost and Reduced Return.
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     (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board (but excluding with respect to any such requirement reflected in the then effective LIBOR Rate)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (or its LIBOR Lending Office) or shall impose on Lender (or its LIBOR Lending Office) or on the London interbank market any other condition affecting any loan bearing interest at the LIBOR Rate, and the result of any of the foregoing is to increase the cost to Lender (or its LIBOR Lending Office) of maintaining the Loan at the LIBOR Rate, or to reduce the amount of any sum received or receivable by Lender (or its LIBOR Lending Office) under this Note with respect thereto, by an amount deemed by Lender to be material, then, within fifteen (15) days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such increased cost or reduction.

     (b) If Lender shall have determined that, after the date hereof, the adoption of any Capital Adequacy Rule has or would have the effect of reducing the rate of return on capital of Lender (or its parent) as a consequence of Lender's obligations hereunder to a level below that which Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within fifteen
(15) days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender (or its Parent) for such reduction.

     (c) Lender will promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section 2.4 and will designate a different LIBOR Lending Office if such designation will avoid the need for, or reduce the amount of such compensation and will not, in the judgment of Lender, be otherwise disadvantageous to Lender. A certificate of Lender claiming compensation under either Section 2.4(a) or 2.4(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error; provided that any certificate delivered by Lender pursuant to this Section 2.4(c) shall (i) in the case of a certificate in respect of amounts payable pursuant to Section 2.4(a), set forth in reasonable detail the basis for and the calculation of such amounts, and (ii) in the case of a certificate in respect of amounts payable pursuant to Section 2.4(b), (A) set forth at least the same amount of detail in respect of the calculation of such amount as Lender provides in similar circumstances to other similarly situated borrowers from Lender, and (B) include a statement by Lender that it has allocated to the Loan a proportionately equal amount of any reduction of the rate of return on Lender's capital due to a Capital Adequacy Rule as it has allocated to each of its other outstanding loans that are effected similarly by such Capital Adequacy Rule.



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     Section 2.5 Deposits Unavailable. In the event, and on each occasion, that
(a) Lender shall have determined that dollar deposits in the principal amounts of the Loan are not generally available to Lender in the London interbank market, for such periods and amounts then outstanding hereunder or that reasonable means do not exist for ascertaining the LIBOR Rate, or (b) Lender determines that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining the Loan at the LIBOR Rate during such month, Lender shall, as soon as practicable thereafter, give written notice of such determination to Borrower. In the event of such determination, until the circumstances giving rise to such notice no longer exist, the Loan shall bear interest at the Base Rate. After an Event of Default, interest shall accrue on the outstanding principal balance of this Note at a rate per annum equal to the Default Rate (hereinafter defined).

     Section 2.6 Illegality. If on or after the date of this Note, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Lender (or its LIBOR Lending Office) to maintain the Loan to Borrower pursuant to this Section 2.6, Payee shall designate a different LIBOR Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of Lender, be otherwise disadvantageous to Lender. If Lender shall determine that it may not lawfully continue to maintain the Loan at the LIBOR Rate to maturity and shall so specify in such notice, the Loan shall bear interest at the Base Rate.

                                   3. SECURITY

     This Note is secured by, and Lender is entitled to the benefits of, the Security Instrument, the Assignment, the Environmental Agreement, and the other Loan Documents (hereinafter defined). The term "Security Instrument" means the Open-End Mortgage and Security Agreement dated the date hereof given by Borrower for the use and benefit of Lender covering the estate of Borrower in certain premises as more particularly described therein (which premises, together with all properties, rights, titles, estates and interests now or hereafter securing the Debt and/or other obligations of Borrower under the Loan Documents, are collectively referred to herein as the "Property"). The term "Assignment" means the Assignment of Leases and Rents of even date herewith executed by Borrower in favor of Lender. The term "Environmental Agreement" means the Environmental Indemnity Agreement of even date herewith executed by Borrower in favor of Lender. The term "Loan Documents" refers collectively to this Note, the Security Instrument, the Assignment, the Environmental Agreement, and any and all other documents executed in connection with this Note or now or hereafter executed by Borrower and/or others and by or in favor of Lender, which wholly or partially secure or guarantee payment of this Note or pertains to indebtedness evidenced by this Note.

                                   4. LATE FEE

     If any installment payable under this Note (including the final installment due on the Maturity Date) is not received by Lender within ten (10) days after the date on which it is due (without regard to any applicable cure and/or notice period), Borrower shall pay to Lender upon demand an amount equal to the lesser of (a) five percent (5%) of such unpaid sum or (b) the maximum amount permitted by applicable law to defray



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the expenses incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment, and such amount shall be secured by the Loan Documents.

                           5. DEFAULT AND ACCELERATION

     So long as an Event of Default exists, Lender may, at its option, without notice or demand to Borrower, declare the Debt immediately due and payable. All remedies hereunder, under the Loan Documents and at law or in equity shall be cumulative. In the event that it should become necessary to employ counsel to collect the Debt or to protect or foreclose the security for the Debt or to defend against any claims asserted by Borrower arising from or related to the Loan Documents, Borrower also agrees to pay to Lender on demand all costs of collection or defense incurred by Lender, including reasonable attorneys' fees for the services of counsel whether or not suit be brought.

                               6. DEFAULT INTEREST

     Upon the occurrence of an Event of Default Borrower shall pay interest on the entire unpaid principal sum and any other amounts due under the Loan Documents at the rate equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) the greater of (i) five percent (5%) above the Interest Rate or (ii) five percent (5%) above the Prime Rate, in effect at the time of the occurrence of the Event of Default (the "Default Rate"). The Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of a sum of money determined by Lender to be sufficient to cure the Event of Default. Amounts of interest accrued at the Default Rate shall constitute a portion of the Debt, and shall be deemed secured by the Loan Documents. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

                                  7. PREPAYMENT

     (a) The principal balance of this Note may not be prepaid in whole or in part (except with respect to the application of casualty or condemnation proceeds or pursuant to Section 3.12 of the Security Instrument) prior to the end of the first Loan Year (as hereinafter defined). During the second Loan Year or at anytime thereafter, provided no Event of Default exists, the principal balance of this Note may be prepaid, in whole but not in part (except with respect to the application of casualty or condemnation proceeds or pursuant to
Section 3.12 of the Security Instrument), as of the last day of an Interest Accrual Period upon not less than thirty (30) days, nor more than ninety (90) days, prior written notice to Lender specifying the date on which prepayment is to be made and upon payment of (i) interest due through and including the last day of the Interest Accrual Period in which such prepayment is being made, (ii) all other sums then due under this Note and the other Loan Documents, and (iii) the Commitment Fee. If any such notice of prepayment is given, the principal balance of this Note and the other sums required under this paragraph shall be due and payable on the date specified in such notice; provided, however, Borrower shall have the right, no more than one time each Loan Year, to withdraw any notice of prepayment given to Lender, provided that Lender receives written notice of such withdrawal on or before forty-five (45) days prior to the date upon which such prepayment was to be made. Lender shall not be obligated to accept any prepayment of the principal balance of this Note unless it is accompanied by the Commitment Fee. The term "Loan Year" for purposes of this paragraph means each complete 365-day period (366 days in a leap year), beginning on the first scheduled Payment Date set forth in Section 2.1(a) of this Note.



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     (b) Anything herein to the contrary notwithstanding, (i) if the prepayment results from the application to the Debt of casualty or condemnation proceeds from the Property or pursuant to Section 3.12 of the Security Instrument, the Borrower shall not be required to pay any portion of the Commitment Fee at the time of such prepayment, and (ii) if Borrower refinances the Loan with a new permanent (i.e., ten year term) fixed rate loan from Lender or its affiliates, then the Commitment Fee shall be waived by Lender.

                                8. SAVINGS CLAUSE

     This Note is subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Debt, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of this Note until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

                                   9. WAIVERS

     (a) Except as specifically provided in the Loan Documents, Borrower and any endorsers, sureties or guarantors hereof jointly and severally waive presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest and notice of protest and non-payment, all applicable exemption rights, valuation and appraisement, notice of demand, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note and the bringing of suit and diligence in taking any action to collect any sums owing hereunder or in proceeding against any of the rights and collateral securing payment hereof. Borrower and any surety, endorser or guarantor hereof agree (i) that the time for any payments hereunder may be extended from time to time without notice and consent, (ii) to the acceptance by Lender of further collateral, (iii) the release by Lender of any existing collateral for the payment of this Note, (iv) to any and all renewals, waivers or modifications that may be granted by Lender with respect to the payment or other provisions of this Note, and/or (v) that additional Borrowers, endorsers, guarantors or sureties may become parties hereto all without notice to them and without in any manner affecting their liability under or with respect to this Note. No extension of time for the payment of this Note or any installment hereof shall affect the liability of Borrower under this Note or any endorser or guarantor hereof even though the Borrower or such endorser or guarantor is not a party to such agreement.

     (b) Failure of Lender to exercise any of the options granted herein to Lender upon the happening of one or more of the events giving rise to such


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options shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect to the same or any other event. The acceptance by Lender of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the options granted herein to Lender at that time or at any subsequent time or nullify any prior exercise of any such option without the express written acknowledgment of the Lender.


                                 10. EXCULPATION

     (a) Notwithstanding anything in the Loan Documents to the contrary, but subject to the qualifications below, Lender and Borrower agree that:

          (i) Borrower shall be liable upon the Debt and for the other obligations arising under the Loan Documents to the full extent (but only to the extent) of the security therefor; provided, however, that in the event (A) of fraud, willful misconduct or material misrepresentation by Borrower, its general partners, if any, its members, if any, its principals, its affiliates, its agents or its employees or by any Guarantor or any Indemnitor in connection with the loan evidenced by this Note, (B) of Borrower's breach or default under Sections 4.3 or 8.2 of the Security Instrument, or (C) the Property or any part thereof becomes an asset in a voluntary bankruptcy or insolvency proceeding, the limitation on recourse set forth in this Subsection 10(a) will be null and void and completely inapplicable, and this Note shall be with full recourse to Borrower.

          (ii) If a default occurs in the timely and proper payment of all or any part of the Debt, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Note or the Security Instrument by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon the Security Instrument, the Other Loan Documents and the interest in the Property, the Rents and any other collateral given to Lender created by the Security Instrument and the Other Loan Documents; provided, however, that any judgment in any action or proceeding shall be enforceable against Borrower only to the extent of Borrower's interest in the Property, in the Rents and in any other collateral given to Lender. Lender, by accepting this Note and the Security Instrument, agrees that it shall not, except as otherwise herein provided, sue for, seek or demand any deficiency judgment against Borrower in any action or proceeding, under or by reason of or under or in connection with this Note, the Other Loan Documents or the Security Instrument.

          (iii) The provisions of this Subsection 10(a) shall not (A) constitute a waiver, release or impairment of any obligation evidenced or secured by this Note, the Other Loan Documents or the Security Instrument; (B) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instrument; (C) affect the validity or enforceability of any indemnity, guaranty, master lease or similar instrument made in connection with this Note, the Security Instrument, or the Other Loan Documents; (D) impair the right of Lender to obtain the appointment of a receiver; (E) impair the enforcement of the Assignment executed in connection herewith; (F) impair the right of Lender to enforce the provisions of
Article 11 of the Security Instrument; or (G) impair the right of Lender to obtain a deficiency judgment or judgment on this Note against Borrower if necessary to obtain any insurance proceeds or condemnation awards to which Lender would otherwise be entitled under the Security Instrument; provided, however, Lender shall only enforce such judgment against the insurance proceeds


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

and/or condemnation awards.

          (iv) Notwithstanding the provisions of this Article to the contrary, Borrower shall be personally liable to Lender for the Losses it incurs due to:
(A) the misapplication or misappropriation of Rents; (B) the misapplication or misappropriation of insurance proceeds or condemnation awards; (C) Borrower's failure to return or to reimburse Lender for all Personal Property taken from the Property by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value; (D) any act of actual waste or arson by Borrower, any principal, affiliate, general partner or member thereof or by any Indemnitor or any Guarantor; (E) any fees or commissions paid by Borrower to any principal, affiliate, general partner or member of Borrower, any Indemnitor or any Guarantor in violation of the terms of this Note, the Security Instrument or the Other Loan Documents; (F) Borrower's failure to comply with the provisions of Section 11.2 of the Security Instrument; or (G) any breach of the Environmental Indemnity.

     (b) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt, owing to Lender in accordance with this Note, the Security Instrument and the Other Loan Documents.

                                  11. AUTHORITY

     Borrower (and the undersigned representative of Borrower, if any) represents that Borrower has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note and the other Loan Documents and that this Note and the other Loan Documents constitute legal, valid and binding obligations of Borrower. Borrower further represents that the loan evidenced by the Loan Documents was made for business or commercial purposes and not for personal, family or household use.

                                   12. NOTICES

     All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner and be effective as specified in the Security Instrument, directed to the parties at their respective addresses as provided therein.


                                  13. TRANSFER

     Lender shall have the unrestricted right at any time or from time to time to sell this Note and the loan evidenced by this Note and the Loan Documents or participation interests therein. Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Lender to satisfy such purchasers or participants that the unpaid indebtedness evidenced by this Note is outstanding upon the terms and provisions set out in this Note and the other Loan Documents. To the extent, if any, specified in such assignment or participation, such assignee(s) or participant(s) shall have the rights and benefits with respect to this Note and the other Loan Documents as such assignee(s) or participant(s) would have if they were the Lender hereunder.

                           14. WAIVER OF TRIAL BY JURY

     BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO



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

THIS NOTE OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH INCLUDING, BUT NOT LIMITED TO, THOSE RELATING TO (A) ALLEGATIONS THAT A PARTNERSHIP EXISTS BETWEEN LENDER AND BORROWER; (B) USURY OR PENALTIES OR DAMAGES THEREFOR; (C) ALLEGATIONS OF UNCONSCIONABLE ACTS, DECEPTIVE TRADE PRACTICE, LACK OF GOOD FAITH OR FAIR DEALING, LACK OF COMMERCIAL REASONABLENESS, OR SPECIAL RELATIONSHIPS (SUCH AS FIDUCIARY, TRUST OR CONFIDENTIAL RELATIONSHIP); (D) ALLEGATIONS OF DOMINION, CONTROL, ALTER EGO, INSTRUMENTALITY, FRAUD, REAL ESTATE FRAUD, MISREPRESENTATION, DURESS, COERCION, UNDUE INFLUENCE, INTERFERENCE OR NEGLIGENCE; (E) ALLEGATIONS OF TORTIOUS INTERFERENCE WITH PRESENT OR PROSPECTIVE BUSINESS RELATIONSHIPS OR OF ANTITRUST; OR (F) SLANDER, LIBEL OR DAMAGE TO REPUTATION. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

                               15. APPLICABLE LAW

     This Note shall be governed by and construed in accordance with the laws of the state in which the real property encumbered by the Security Instrument is located (without regard to any conflict of laws or principles) and the applicable laws of the United States of America.

                                16. JURISDICTION

     BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE IN WHICH THE PROPERTY IS LOCATED IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

                               17. NO ORAL CHANGE

     The provisions of this Note and the Loan Documents may be amended or revised only by an instrument in writing signed by the Borrower and Lender. This Note and all the other Loan Documents embody the final, entire agreement of Borrower and Lender and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of Borrower and Lender. There are no oral agreements between Borrower and Lender.

                             18. FUTURE ADVANCE NOTE

     Notwithstanding the Borrower's execution and delivery of this Note on the date hereof, Borrower acknowledges that Lender shall have no obligation to make any advance hereunder until such time as the conditions in Section 20.1 of the Security Instrument have been satisfied.

     Executed as of the day and year first above written.


                                    BORROWER:

                                    55 PUBLIC LLC, a Delaware limited liability company

                                    BY: 55 PUBLIC REALTY CORP., a
                                        Delaware corporation, Managing Member

                                    By: /s/ David Schonberger
                                       --------------------------------------

                                    Name:  David Schonberger
                                       --------------------------------------

                                    Title: Executive Vice-President
                                       --------------------------------------



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